Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for First Quarter 2026

― Presented positive clinical data for pociredir, demonstrating robust and rapid fetal hemoglobin (HbF) induction, improvements in markers of hemolysis and anemia, and encouraging trends in vaso-occlusive crisis (VOC) reduction ―

― Fulcrum plans to initiate a potential registration-enabling trial in the second half of 2026 ―

― Dosed first patient in an open-label, long-term dosing trial evaluating the long-term safety and durability of response to pociredir in participants previously enrolled in the PIONEER trial ―

― Appointed Josh Lehrer, M.D., M.Phil., FACC, an experienced leader in sickle cell disease drug development, to the Board of Directors ―

― Chief Financial Officer, Alan Musso plans to retire later this year and will continue in his role until a successor is named ―

― Ended the first quarter of 2026 with $333.3 million in cash, cash equivalents, and marketable securities; cash runway into 2029 ―

CAMBRIDGE, Mass., – April 27, 2026 – Fulcrum Therapeutics, Inc.® (Fulcrum) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules that improve the lives of patients with rare hematological disorders, today reported financial results for the first quarter of 2026 and provided a business update.

“The strength of the clinical data presented in the first quarter further reinforce our conviction in pociredir’s potential to address the underlying biology of sickle cell disease,” said Alex C. Sapir, Fulcrum’s President and Chief Executive Officer. “The magnitude of HbF induction and improvements in markers of hemolysis and anemia observed to date support our upcoming discussions with the FDA as we prepare for a potential registration-enabling study in the second half of 2026. With a strong balance sheet extending our cash runway into 2029, we are well positioned to advance pociredir through the next phase of clinical development.”

“I am also pleased to welcome Dr. Josh Lehrer to Fulcrum’s Board of Directors. Josh’s track record advancing transformative therapies for patients with sickle cell disease, most notably his experience with the development and approval of Oxbryta®, will be invaluable as we advance pociredir into the next phase of development. I would also like to thank Alan Musso, who will be retiring as CFO this year, for his years of dedication and unwavering commitment to Fulcrum’s success. During his tenure, he not only strengthened Fulcrum’s balance sheet through our recent financing, but also provided important strategic perspectives and instilled strong financial discipline across the organization.”

Recent Business Highlights

•
Presented positive clinical data from the 20 mg dose cohort of the Phase 1b PIONEER trial of pociredir in sickle cell disease (SCD) during the first quarter of 2026, demonstrating robust and rapid HbF induction, progression toward pan-cellular distribution, improvements in markers of hemolysis and anemia, and encouraging trends in VOC reduction. Pociredir continues to be generally well-tolerated, with no treatment-related serious adverse events reported to date.
•
Fulcrum expects to provide an update on the design of its next trial in the second quarter of 2026 following receipt of meeting minutes from its End-of-Phase meeting with the U.S. Food and Drug Administration (FDA). Pending feedback from the FDA, Fulcrum plans to initiate a potential registration-enabling trial in the second half of 2026.
•
Dosed first patient in an open-label, long-term dosing trial designed to evaluate the long-term safety and durability of response to pociredir in participants previously enrolled in the Phase 1b PIONEER trial.
•
An abstract from the Phase 1b PIONEER trial of pociredir in sickle cell disease has been accepted for oral presentation at the Foundation for Sickle Cell Disease Research Symposium 2026, to be held in June 2026, featuring previously disclosed clinical data.

•
Announced a patient-focused collaboration with MedicAlert Foundation and the Sickle Cell Disease Association of America to help improve access to patient-specific care information in emergency department settings for individuals living with sickle cell disease.
•
Chief Financial Officer Alan Musso plans to retire later this year to spend more time with his family and other outside interests. Mr. Musso will remain in his role until a successor is named and has agreed to serve as a consultant thereafter to support a seamless transition. Fulcrum will initiate a search to identify a successor.

First Quarter 2026 Financial Results

•
Cash Position: As of March 31, 2026, cash, cash equivalents, and marketable securities were $333.3 million, compared to $352.3 million as of December 31, 2025. The decrease of $19.0 million was primarily due to cash used to fund operating activities in 2026.
•
R&D Expenses: Research and development expenses were $14.1 million for the three months ended March 31, 2026, compared to $13.4 million for the three months ended March 31, 2025. The increase of $0.7 million was primarily due to higher employee compensation costs, including $0.4 million of increased stock-based compensation expense.
•
G&A Expenses: General and administrative expenses were $8.1 million for the three months ended March 31, 2026, compared to $7.0 million for three months ended March 31, 2025. The increase of $1.1 million was primarily driven by higher employee compensation costs, including $0.3 million of increased stock-based compensation expense, as well as higher professional services costs.
•
Net Loss: Net loss was $18.9 million for the three months ended March 31, 2026, compared to a net loss of $17.7 million for the three months ended March 31, 2025.

Cash Runway Guidance

Based on its current operating plans, Fulcrum expects that its current cash, cash equivalents, and marketable securities will be sufficient to fund its operating requirements into 2029.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules that improve the lives of people with rare hematological disorders. The company’s lead clinical program is pociredir, a small molecule designed to increase expression of fetal hemoglobin (HbF) for the treatment of sickle cell disease (SCD). Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of genetically defined diseases. For more information, visit www.fulcrumtx.com and follow us on X (@FulcrumTx) and LinkedIn.

About Pociredir
Pociredir is an investigational oral small-molecule inhibitor of Embryonic Ectoderm Development (EED) that was discovered using Fulcrum’s proprietary discovery technology. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in HbF. Pociredir is being developed for the treatment of SCD. In the PIONEER Phase 1b clinical trial in people with SCD, pociredir has demonstrated dose-dependent increases in HbF, pan-cellular HbF induction, and improvements in markers of hemolysis and anemia. Across the 12 mg and 20 mg dose cohorts, pociredir has been generally well-tolerated with up to three months of exposure, with no treatment-related serious adverse events reported through the December 23, 2025 data cutoff date. Pociredir has been granted Fast Track and Orphan Drug Designation from the FDA for the treatment of SCD. To learn more about clinical trials of pociredir please visit ClinicalTrials.gov.

About Sickle Cell Disease
SCD is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s clinical development of pociredir, including the open-label extension trial, discussions with and receipt of feedback from regulators on trial design, and commencing a registrational trial; the potential of pociredir to increase HbF to levels that could ameliorate symptoms of SCD and transform the standard of care and Fulcrum’s projected cash runway, among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance pociredir and any other product candidates in clinical trials, including progressing early stage candidates into the clinic; initiating and enrolling clinical trials on the timeline expected or at all; including receiving feedback from, and obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents, and marketable securities	$333,316	$352,306
Working capital(1)	328,805	344,432
Total assets	346,770	366,284
Total stockholders’ equity	333,303	349,000

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	14,084	13,404
General and administrative	8,102	6,999
Total operating expenses	22,186	20,403
Loss from operations	(22,186)	(20,403)
Other income, net	3,295	2,748
Net loss	$(18,891)	$(17,655)
Net loss per share, basic and diluted	$(0.25)	$(0.28)
Weighted-average common shares outstanding, basic and diluted	76,215	62,479

Contact:

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

617-283-2856